Exhibit 3.217

DELAWARE PAGE 1

THE FIRST STATE

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “EAGLE POINT LANDFILL, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWENTY-SECOND DAY OF SEPTEMBER, A.D. 2006, AT 10:24 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “EAGLE POINT LANDFILL, LLC”.

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 9957528

DATE: 11-01-12

4223859 8100H

121188288

You may verify this certificate online at cop.delaware.gov/authver.shtml

State of Delaware

Secretary of State

Division of Corporations

Delivered 10:33 AM 09/22/2006

FILED 10:24 AM 09/22/2006

SRV 06087512 – 4223859 FILE

CERTIFICATE OF FORMATION

OF

EAGLE POINT LANDFILL, LLC

ARTICLE I – NAME

The name of this Limited Liability Company is Eagle Point Landfill, LLC (the “Company”).

ARTICLE II – INITIAL REGISTERED OFFICE AND AGENT

The street address of the initial registered office of the Company is 1209 Orange Street, Wilmington, Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

ARTICLE III – OPERATING AGREEMENT

The rights and duties of the members of the Company are set forth in the Operating Agreement of the Company.

IN WITNESS WHEREOF, the undersigned authorized person of the Company has executed this Certificate of Formation this 21st day of September, 2006.

ADVANCED DISPOSAL SERVICES, INC.

Charles R. Curley, Jr.
Charles R. Curley, Jr., Authorized Person of Company